October 7, 2011


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Senior Vice President - General Counsel
Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Cheryl Brice, Assistant Secretary
Scott Siamas, Corporate Counsel

Sincerely,


________________________________
Name:  Stephen Robb
Title:  	Vice President - Finance



The Clorox Company
P.O. Box 24305
Oakland, CA
94623-1305

(510) 271-7000
FAX: (510) 271-1652